Exhibit 99.1

GrowGeneration Acquires Colorado-Based Grow Warehouse, Expands Footprint in Colorado and Oklahoma

Acquisition Brings Total Number of GrowGen Locations to 46

DENVER, February 16, 2021 /PRNewswire/ – GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”) the nation’s largest chain of specialty hydroponic and organic garden centers, today announced its acquisition of Grow Warehouse, a four-store chain of hydroponic and organic garden stores in Colorado and Oklahoma. The acquisition brings the total number of GrowGen hydroponic garden centers to 46, with new locations in Colorado Springs and Pueblo, Colorado, and Oklahoma City, Oklahoma.

“We continue to acquire best-of-breed hydroponic stores that complement our existing footprint and accelerate our growth strategy,” said Darren Lampert, GrowGeneration’s CEO. “Grow Warehouse is our third acquisition this year and boasts a team of 50-plus grow professionals and an additional 35,000 square feet across four state-of-the-art facilities. It’s exactly the type of acquisition that will continue to position GrowGen for long-term growth and success.”

Founded in 2009 by Mark Rees, Grow Warehouse brings annual revenues of approximately $20 million. It also brings the total number of GrowGen hydroponic garden centers in Colorado to eight and Oklahoma to five. Grow Warehouse’s team of cultivation experts will join GrowGeneration’s team of close to 500 grow professionals.

Added Grow Warehouse CEO Mark Rees, “Since its inception, Grow Warehouse has worked to raise the level of service, products, and knowledge in the hydroponic industry to that standard of excellence for which Grow Generation has become known. Grow Warehouse couldn't be happier to be joining the GrowGen Family."

The Grow Warehouse acquisition is the Company’s third acquisition this year and follows yet another quarter of record earnings. Just last month, the Company pre-announced fourth-quarter revenues of $61.5 million, bringing full-year 2020 revenue to $192 million, up 140% from 2019. Same-store sales increased 63% for full-year 2020, compared to the previous year. The Company also raised its 2021 revenue guidance to $335 million-$350 million and raised its 2021 adjusted EBITDA guidance to $38 million-$40 million. GrowGen plans to have 55 garden center locations by the end of 2021.

For more information about GrowGeneration, or to locate its stores, please visit www.growgeneration.com.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 46 stores, which include 8 locations in Colorado, 13 locations in California, 2 locations in Nevada, 1 location in Arizona, 2 locations in Washington, 6 locations in Michigan, 1 location in Rhode Island, 5 locations in Oklahoma, 2 locations in Oregon, 5 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Press Contact:
Sara Geisner
Trailblaze
sara@trailblaze.co

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com

415-309-0230

Connect:

Website: www.GrowGeneration.com

Instagram: growgen

Facebook: GrowGenerationCorp

Twitter: @GrowGenCorp

Company Inquiries:

GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

# # #